Exhibit 99

Company Contact:	Investor Relations Contact:
Senesco Technologies, Inc.	FD
Joel Brooks	Brian Ritchie
Chief Financial Officer	(brian.ritchie@fd.com)
(jbrooks@senesco.com)	(212) 850-5600
(732) 296-8400

SENESCO TECHNOLOGIES CLOSES ON ADDITIONAL $4.0 MILLION OF
PREVIOUSLY ANNOUNCED FINANCING

NEW BRUNSWICK, N.J. (December 21, 2007)—Senesco Technologies, Inc. (“Senesco” or the “Company”) (AMEX: SNT) today announced that the Company recently closed on an additional $4.0 million of its previously announced private placements with YA Global Investments, LP (“YA Global”) and Stanford Venture Capital Holdings, Inc. (“Stanford”).  Senesco has now closed on an aggregate of $7 million of the $10 million private placements of secured convertible debentures and warrants.  Each of the next $1.5 million traunches will occur upon the Company fulfilling certain development milestones.

Senesco primarily intends to utilize the proceeds of this financing to advance its research in multiple myeloma with the goal of initiating a Phase I clinical trial.  The Company estimates that it will take approximately 18-24 months to complete the steps necessary to initiate a Phase I clinical trial.  Senesco believes that the proceeds from the combined $10 million private placements from YA Global and Stanford should be sufficient to allow it to complete these steps.

“We are pleased with the confidence YA Global and Stanford have shown in Senesco’s ability to execute its business strategy through these private placements,” said Joel Brooks, Chief Financial Officer and Treasurer of Senesco.

H.C. Wainwright acted as the placement agent for this transaction.  The terms of the debentures and warrants were previously disclosed on a Form 8-K, dated August 1, 2007 and August 29, 2007 and in the Company’s annual report on Form 10-K.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The shares of common stock have been sold pursuant to an exemption from state and federal securities laws.

About Senesco Technologies, Inc.

Senesco Technologies, Inc. is a U.S. biotechnology company, headquartered in New Brunswick, NJ.  Senesco has initiated preclinical research to trigger or delay cell death in mammals (apoptosis) to determine if the technology is applicable in human medicine.  Accelerating apoptosis may have applications to development of cancer treatments.  Delaying apoptosis may have applications to certain diseases inflammatory and ischemic diseases.  Senesco takes its name from the scientific term for the aging of plant cells: senescence.  Delaying cell breakdown in plants extends freshness after harvesting, while increasing crop yields, plant size and resistance to environmental stress.  The Company believes that its technology can be used to develop superior strains of crops without any modification other than delaying natural plant senescence.  Senesco has partnered with leading-edge companies engaged in agricultural biotechnology and earns research and development fees for applying its gene-regulating platform technology to enhance its partners’ products.

Certain statements included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from such statements expressed or implied herein as a result of a variety of factors, including, but not limited to: the Company’s ability to consummate this financing; the development of the Company’s gene technology; the approval of the Company’s patent applications; the successful implementation of the Company’s research and development programs and joint ventures; the success of the Company’s license agreements; the acceptance by the market of the Company’s products; success of the Company’s preliminary studies and preclinical research; competition and the timing of projects and trends in future operating performance, as well as other factors expressed from time to time in the Company’s periodic filings with the Securities and Exchange Commission (the “SEC”). As a result, this press release should be read in conjunction with the Company’s periodic filings with the SEC.  The forward-looking statements contained herein are made only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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